Exhibit 23.1

[LETTERHEAD OF TANNER + CO.]

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the inclusion in this Report of PLATO Learning, Inc. on Form 8-K of our report dated March 24, 2000 except for notes 16 and 20 which are dated April 14, 2000, on our audits of the consolidated financial statements of Wasatch Interactive Learning Corporation for the years ended February 28, 1999 and February 29, 2000.

          /s/ Tanner + Co.

Salt Lake City, Utah
April 11, 2001